Riley Permian Announces Appointment of Rebecca Bayless to its Board of Directors and Schedules Release of Fiscal First Quarter 2022 Results

OKLAHOMA CITY, January 27, 2022 /PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company"), today announced that its Board of Directors (the “Board”) increased the size of the Board from five to six members and appointed Rebecca (Becky) L. Bayless as an independent member to fill the newly-created directorship, both effective January 25, 2022. Ms. Bayless has been appointed to serve as the Chairperson of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee.

Bobby D Riley, CEO and Chairman commented, “I am very excited to announce the appointment of Becky to our Board. Becky brings extensive operational and management experience in all facets of the energy industry, as well as a 25-year track record in financial management and accounting roles for successful E&P companies. Becky’s proven leadership skills will add meaningful perspective to our Board. We welcome her vision and viewpoint on our Board as we continue to build and scale Riley Permian.”

Ms. Bayless has over 25 years of experience in the oil and gas industry. Ms. Bayless has been an integral part of three start-up private equity company management teams in the roles of CFO, CAO and Controller. Within these roles, she also took each of these companies to their liquidity exits through either asset sales, IPO or merger into a public company. These include serving as the CAO of Indigo Natural Resources LLC from 2016 to 2021, Controller of Energy Resource Technology, a subsidiary of Helix Energy Solutions, from 2004 to 2006, and Controller of Prize Energy Company from 1999 to 2001. Additionally, Ms. Bayless has served in various accounting roles with other public and private companies that include Pioneer Natural Resources and Merit Energy Company. Ms. Bayless holds a B.S. Degree in Accounting from Arkansas State University and is a licensed CPA in the State of Texas. Ms. Bayless is a member of the Texas Society of Certified Public Accountants.

Additionally, the Company plans to release financial and operating results for its fiscal first quarter 2022 on February 14, 2022 after the U.S. financial markets close. Company management will host a conference call for investors and analysts on February 15, 2022 at 10:00 a.m. CT to discuss the first quarter results. The earnings release and presentation for the fiscal first quarter 2022 will be available on the Company's website at www.rileypermian.com.

Interested parties are invited to participate by calling:
•    U.S./Canada Toll Free, 1 (888) 330-2214
•    International, +1 (646) 960-0161
•    Conference ID number 5405646

A replay of the call will be available until March 1, 2022 by calling:
•    Dial in Number, 1 (800) 770-2030
•    Conference ID number 5405646

About Riley Exploration Permian, Inc.

Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids. For more information please visit www.rileypermian.com.

Investor Contact:
Rick D’Angelo
405-438-0126
IR@rileypermian.com